Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-101553, 333-107443, 333-115506 and 333-141355) pertaining to the 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, Parthus Technologies 2000 Share Incentive Plan, Chicory Systems, Inc. 1999 Employee Stock Option /Stock Issuance Plan, and 2003 Director Stock Option Plan of CEVA Inc. (formerly ParthusCeva, Inc.) of our reports dated March 14, 2008, with respect to the consolidated financial statements and financial statement schedule of CEVA, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of CEVA, Inc. and subsidiaries included in this Annual Report on Form 10-K for the year ended December 31, 2007.
/ s / Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 14, 2008